Exhibit 4.2


Socrates Technologies Corporation
8133 Leesburg Pike, Suite 760, Vienna, VA  22182
(703) 356-5353


December 31, 1999



Dear Sir:

         Pursuant to our recent discussions, this letter sets forth the agreement between Socrates Technologies Corporation, a Delaware corporation, (the "Company") and yourself concerning the conversion of the unpaid principal and accrued interest thereon on your outstanding $300,000 loan to the Company. By signing below, the Company and you agree to the following terms and conditions.

         For purposes of this letter agreement, the terms "he", "his", "him", "you", "your" and yourself" refer to Mr. E. Paul Roberts, and the terms "party" and "parties" shall refer, respectively, to an individual party to this letter agreement or, collectively, to the parties to this letter agreement. The phrase "Socrates Entities" shall mean the Company, its subsidiaries and their respective officers, directors, employees and agents.

         Explanatory Note: You have loaned the Company a total principal amount of $300,000, the loan bearing simple interest at 9% (the "Loan"). The accrued interest as of December 31, 1999 on the Loan is $7,8750.00 as of December 31, 2000. The Loan is evidenced by promissory note attached hereto as Appendix A. The Company and you wish to resolve all claims that you have, had or may have under the Loan against the Company and to do so in accordance with the following terms and conditions:

         7. The unpaid principal and accrued interest thereon shall be converted to shares of Common Stock of the Company at a rate equal to the weighted average closing bid price of the Company's Common Stock for the thirty (30) consecutive trading day period ending December 31, 1999. Based on our estimation, this would result in the issuance of 232,358 restricted shares of Company Common Stock (the "Shares") to you. The Shares will be registered under the Securities Act of 1933, as amended, ("Act") as soon as the Company is able to file such a registration statement with the Securities and Exchange Commission ("Commission") and as soon as the Commission declares such registration statement to be effective. The Company will use its good faith, diligent efforts to file said registration statement and to file such amendments or post effective amendments thereto that the Commission may require as a condition to it being declared effective under the Act. If the Company pursued such registration in good faith and in a diligent manner. The Company will not be liable to you for any failure on the part of the Commission to declare said registration statement effective without amendment or without change of form under the Act. The Company will bear the cost of filing said registration statement and all amendments, post-effective amendments and exhibits thereto.

         8. The issuance of the Shares will constitute a full accord and satisfaction of all claims by you and your executors, legal representatives and heirs under the Loan against the Company and/or any of its subsidiaries, and any of their respective officers, directors, shareholders, employees or agents.

         9. The effective date of this Agreement is December 31, 1999, provided, however, that the parties agree, understand and acknowledge that this letter agreement must be ratified by the disinterested directors of the Company before it will be binding upon the Company.

         10. Each party agrees to maintain the confidentiality of the other party's confidential information, non-public and material information and trade secrets (regardless of form, format or means of communication). By stamp, legend, cover letter or memo, or oral statement made or applied at the time of disclosure, a party may designate any data, information, materials or documents, regardless of form, format or means of communication, as its "confidential information", "trade secrets" or "non-public material information".

         11. Mr. Roberts shall be solely responsible for and shall timely comply with any and all reporting obligations under the Act, Securities and Exchange Act of

1934, as amended, ("Exchange Act"), and any regulations and schedules and forms promulgated under the Act or Exchange Act.

         12. The parties understand and agree that this is a compromise and settlement of claims and/or potential claims and that the furnishing of the consideration as a settlement and general release of all such claims shall not be deemed or construed as an admission of liability or responsibility at any time for any purpose.


         13. The parties acknowledge that any breach of the provisions or covenants set forth herein will cause irreparable damage that would be incapable of precise measurement and for which no adequate remedy would exist at law and agrees that injunctive relief, in addition to all other remedies, shall be available therefor. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this letter agreement, any term, restriction, covenant, or promise is found to be unreasonable or illegal or against public policy, and for that reason(s) unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

             4.3 Notice. Any notice required or permitted to be given under this letter agreement shall be sufficient if in writing, and if (i) sent by registered or certified mail to the address set forth below (which may be changed by notice to the other party), or (ii) hand delivered to the intended party and written evidence thereof is obtained, and shall be deemed given on the earlier to occur of receipt by the party for whom the notice is intended or three (3) days after mailing by registered or certified mail as set forth above. Notwithstanding the foregoing, no notice shall be deemed insufficient if (i) the party for whom such notice is intended admits to its receipt, or (ii) receipt by the party for whom such notice is intended is otherwise proven. Initial notice address for each party is as follows:

         (c) Socrates Technologies Corporation
             8133 Leesburg Pike, Suite 760
             Vienna, VA  22182
             (703) 356-5353, Facsimile:  (703) 356-5354


         (d) E. Paul Roberts

         -----------------------------------------------------------------------

         -----------------------------------------------------------------------

             9. Governing Law. This letter agreement shall be construed and administered in accordance with the laws of the State of Delaware, exclusive of its conflict of laws rules. The parties hereto agree and stipulate that this Agreement shall be deemed to have bee. Any claim or cause of action arising out of or connected with this Agreement shall be brought solely and exclusively in either the U.S. District Court for the State of Delawae or the first state court of record in State of Delaware, and the parties consent to submit to the personal jurisdiction of such courts, and waive all objections to such jurisdiction and venue.

5 Assignment: The rights and obligations of the parties under this letter agreement may be assigned, and shall inure to the benefit, and shall be binding upon, their respective successors and assigns.

6 Severability: In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and shall continue in full force and effect.

7 Singular and plural, genders: The singular shall be substituted for the plural, and any gender or the neuter for any other gender, as appropriate.

             7.1 Construction: This letter agreement shall be interpreted in accordance with its plain meaning, and the rule that ambiguities shall be construed against the drafter of the document shall not apply in connection with the construction or interpretation hereof. The parties expressly agree that the principle of contract interpretation that ambiguities are construed against the author Counterparts: This letter aegreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and agreement.

             7.2 Entire Agreement: This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All prior promises, understandings, or agreements are merged herein. It may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.


         IN WITNESS WHEREOF, the parties have set their hands and seals on the day and year first above written.

         Socrates Technologies Corporation, a Delaware corporation


         By: _________________________________________

                  Name/Title: ______________________________________

                  Date: _______________________                    SEAL


         Edward Paul Roberts


         By: __________________________________________

         Date: ____________________